Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Navient Corporation:

We consent to the use of our reports dated February 24, 2017 with respect to the consolidated balance sheets of Navient Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting, incorporated by reference herein.

/s/ KPMG LLP

McLean, Virginia

August 16, 2017